EXHIBIT INDEX


(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(3)   Calculations of Illustrations for VUL IV/VUL IV-Estate Series 2005.

(n)(1)   Consent of Independent Registered Public Accounting Firm for VUL III.

(n)(2) Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV-ES.